Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2013 related to the financial statements of the PPG Chlor-alkali and Derivatives Business as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the allocations of certain costs from PPG Industries, Inc. and the merger of the PPG Chlor-alkali and Derivatives Business with a subsidiary of Georgia Gulf Corporation subsequent to December 31, 2012).

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

May 23, 2013